Exhibit 4.1

Securities Purchase Agreement

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 31, 2023 (the “Effective Date”), is entered into by and between MMTEC, INC., a British Virgin Islands company (the “Company”) and the investor (the “Purchaser”, together with the Company, a “Party” and collectively the “Parties”) identified on the signature page hereto.

RECITALS

A. Subject to the terms and conditions set forth in this Agreement and pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), Purchaser desires to purchase and Company desires to issue and sell, upon the terms and subject to the limitations set forth in this Agreement and in serial transactions, Senior Convertible Promissory Notes, each in the form attached hereto as Exhibit A, in the aggregate original principal amount of not more than US$70,000,000 (the “Notes”) convertible into Ordinary Shares of Company (the “Shares”), $0.01 par value per share of Company (the “Ordinary Shares”), upon the terms and subject to the limitations and conditions set forth in such Notes.

B. For purposes of this Agreement: “Conversion Shares” means all shares issuable upon conversion of all or any portion of the Notes; and “Securities” means the Notes and the Conversion Shares collectively.

C. This Agreement, the Notes, and all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with this Agreement, as the same may be amended from time to time, are collectively referred to herein as the “Transaction Documents”.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Purchaser hereby agree as follows:

1. Purchase and Sale of Securities.

1.1 Sale and Issuance of the Note. From time to time during the period beginning on the Effective Date and ending thirty (30) Business Days after the Effective Date (the “Purchase Period”), of this Agreement and within three (3) Business Days’ after the Company’s receipt of a Purchase Notice from the Purchaser, the Company shall, subject to the terms and conditions of this Agreement, issue and sell to Purchaser a principal amount of the Notes as set forth in each Purchase Notice with an aggregate principal amount of the face value not more than US$70,000,000, and Purchaser shall, subject to the terms and conditions of this Agreement, subscribe for and purchase a principal amount of Notes as set forth in each Purchase Notice for an aggregate purchase price of not more than US$56,000,000 in serial transactions[; provided, that no Purchase Notice shall specify a principal amount of Notes less than US$1,000,000]. The amount of each purchase shall be reflected in a separate Purchase Notice issued by Purchaser to the Company during the Purchase Period.

1.2 Closings.

(a) With respect to each Purchase Notice, the purchase and sale of the Notes described in such Purchase Notice (the “Closing”) shall occur within three (3) Business Days following Company’s receipt of such Purchase Notice or at such other time as the Parties may mutually agree in writing (the date on which such each Closing occurs, the “Closing Date”). On each Closing Date, Purchaser will deliver to the Company via wire transfer of immediately available funds the amount specified in the applicable Purchase Notice and the Company shall deliver to Purchaser a Note reflecting the principal amount specified in such Purchase Notice.

(b) Upon the satisfaction (or written waiver) of the conditions set forth in Section 5 and Section 6 below, the Closing shall occur by means of the exchange by email of signed .pdf documents, but shall be deemed for all purposes to have occurred at the Company’s principal executive offices in Beijing, China.

1.3 Closing Deliverables.

(a) At each Closing, Purchaser shall (i) pay the Purchase Price set forth in the applicable Purchase Notice in U.S. dollars or equivalent Renminbi yuan by wire transfer of immediately available funds to the account designated by Company.

(b) At each Closing, the Company shall deliver to Purchaser:

(i) A Note, duly executed by the Company dated as of such Closing Date and registered in the name of the Purchaser in the original principal amount specified in the applicable Purchase Notice; and

(c) At the initial Closing to occur under this Agreement, the Company shall deliver to Purchaser a copy of the Resolutions of the Board approving the entry into and execution of the Transaction Documents and the consummation of all transactions contemplated therein and the issuance of the Notes.

1.4 Original Issue Discount. Each Note carries an original issue discount of twenty percent (20%) of the original principal amount under the Note (the “OID”).

2. Purchaser’s Representations and Warranties.

The Purchaser represents and warrants to Company that as of each Closing Date:

2.1 this Agreement and the transactions contemplated by the Transaction Documents have been duly and validly authorized;

2.2 this Agreement constitutes a valid and binding agreement of Purchaser enforceable in accordance with its terms;

2.3 Purchaser is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full right, corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder;

2.4 Purchaser is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws);

2.5 Purchaser is acquiring the Securities hereunder in the ordinary course of its business;

2.6 Purchaser is not, to such Purchaser’s knowledge, purchasing the Note and Conversion Shares as a result of any advertisement, article, notice or other communication regarding the Note or Conversion Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement;

2.7 Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Note and Conversion Shares, and has so evaluated the merits and risks of such investment;

2.8 Purchaser is able to bear the economic risk of an investment in the Note and Conversion Shares and, at the present time, is able to afford a complete loss of such investment;

2.9 Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC reports of the Company and has been afforded (x) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Note and Conversion Shares and the merits and risks of investing in the Note and Conversion Shares; (y) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (z) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment;

2.10 The Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in the Transaction Documents or in any certificate delivered by the Purchaser to the Company in accordance with the terms thereof;

2.11 The Purchaser acknowledges that it does not have any intention to control or participate in the management of the business of Company; Purchaser shall not seek to control or participate in the management of the business of Company nor shall it seek to appoint any director of Company or cause any change to the board of directors of Company in any way;

2.12 Notwithstanding anything to the contrary contained in this Agreement, the Company shall not effect any conversion of the Note to the extent that after giving effect to such conversion would cause Purchaser (together with its affiliates) to beneficially own a number of Ordinary Shares exceeding 4.99% of the number of Ordinary Shares outstanding on such date (including for such purpose the Ordinary Shares issuable upon such issuance). For purposes of this section, beneficial ownership of Ordinary Shares will be determined pursuant to Section 13(d) of the Exchange Act. The foregoing ownership limitation is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Purchaser;

2.13 Neither the Purchaser nor any Subsidiary nor, to the Purchaser’s knowledge, any director, officer, agent, employee or affiliate of the Purchaser or any Subsidiary is currently subject to any U.S. sanctions administered by Office of Foreign Assets Control of the U.S. Treasury Department; and

2.14 Other than consummating the transactions contemplated hereunder, Purchaser has not, nor has any person acting on behalf of or pursuant to any understanding with Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that Purchaser first received a term sheet (written or oral) from the Company or any other person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to other party to this Agreement or to Purchaser’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and affiliates, Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). For purposes hereof, “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing the Ordinary Shares).

3. Company’s Representations and Warranties. The Company represents and warrants to Purchaser that as of the Closing Date:

3.1 Organization and Qualification. The Company is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands, and each Subsidiary of the Company is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted, and is duly qualified or licensed to do business in all material respects in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2 Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. The execution, delivery and performance by the Company of the Transaction Documents, including the issuance of the Note and the Conversion Shares, have been duly authorized by all necessary corporate action on the part of the Company. Each Transaction Document to which the Company is a party has been or will be duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the Purchaser and the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.3 Valid Issuance.

(a) The Note has been duly authorized for issuance and sale to the Purchaser and, when issued and delivered by the Company against payment therefor by the Purchaser in accordance with the terms hereof, the Note will be validly issued and constitute legally binding and valid obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(b) The Conversion Shares have been duly authorized for issuance. When issued in compliance with the provisions of this Agreement, the Note and the Memorandum and Articles, the Conversion Shares will be (i) validly issued, fully paid and non-assessable, (ii) issued in compliance with applicable securities Laws, and (iii) except for expressly stated in the Transaction Documents, free from any preemptive or similar rights (it being understood that the Note and Conversion Shares may be subject to restrictions on transfer under the applicable securities Laws).

3.4 Capitalization. As of 6 July, 2022, the Company is authorized to issue a maximum of 5,000,000,000 shares with par value of US$0.01 each. All issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable, were issued in compliance with applicable U.S. and other applicable securities Laws and were not issued in violation of any preemptive right, resale right or right of first refusal.

3.5 No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents, including the issuance of the Note and the Conversion Shares, will not (i) result in a violation of the Memorandum and Articles, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company is a party, or (iii) result in a violation of any Law applicable to the Company or by which any property or asset thereof is bound, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under the Transaction Documents to which it is a party.

3.6 Consents. Subject to the accuracy of the representations and warranties of the Purchaser in Section 2, the execution, delivery and performance by the Company of the Transaction Documents, including the issuance of the Note and the Conversion Shares, do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Entity or any other Person, except for filings that may be required to be made with the SEC (e.g., a Form 6-K).

3.7 Registration. The Company has prepared and filed the Registration Statement in conformity with the requirements of the Securities Act, which became effective on August 24, 2022 (the “Effective Date”), including the Prospectus, and such amendments and supplements thereto as may have been required to the date of this Agreement. The Registration Statement is effective under the Securities Act and no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of the Prospectus has been issued by the SEC and no proceedings for that purpose have been instituted or, to the knowledge of the Company, are threatened by the SEC. The Company, if required by the rules and regulations of the SEC, shall file the Prospectus with the Commission pursuant to Rule 424(b). At the time the Registration Statement and any amendments thereto became effective, at the date of this Agreement and at each Closing Date, the Registration Statement and any amendments thereto conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus and any amendments or supplements thereto, at the time the Prospectus or any amendment or supplement thereto was issued and at each Closing Date, conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is a foreign private issuer, as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act. The Company was at the time of the filing of the Registration Statement eligible to use Form F-3. The Company is eligible to use Form F-3 under the Securities Act and it meets the transaction requirements with respect to the aggregate market value of securities being sold pursuant to this offering and during the twelve (12) months prior to this offering, as set forth in General Instruction I.B.5 of Form F-3.

3.8 Nasdaq Listing. The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and such shares are listed on the Nasdaq.

3.9 No Additional Representations. The Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in the Transaction Documents or in any certificate delivered by the Company to the Purchaser in accordance with the terms thereof.

4. Company Covenants.

4.1 Reservation of Shares. At any time when any portion of the Notes is outstanding, the Company or any Person appointed by the Company shall maintain from its duly authorized and unissued shares sufficient Ordinary Shares to enable the Company or any Person aforementioned to comply with its obligations to issue the Conversion Shares upon the conversion of the Note in accordance with the terms and conditions of the Note (the “Share Reserve”).

4.2 Further Assurances. The parties shall cooperate with each other and do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of the Transaction Documents, subject to the terms and conditions thereof and compliance with applicable Law and stock exchange rules.

5. Conditions to Company’s Obligation to Sell.

The obligation of Company hereunder to issue and sell the Securities to Purchaser at any Closing is subject to the satisfaction, on or before the applicable Closing Date, of each of the following conditions:

5.1 the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) on the applicable Closing Date of the representations and warranties of Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

5.2 all obligations, covenants and agreements of Purchaser required to be performed at or prior to the applicable Closing Date shall have been performed;

5.3 Purchaser shall have executed this Agreement and delivered the same to the Company;

5.4 Purchaser shall have delivered to the Company fully executed copies of all other Transaction Documents required to be executed by Purchaser herein or therein;

5.5 Purchaser shall have delivered a Purchase Notice to the Company specifying the principal amount of Notes to be purchased by Purchaser at such Closing; and

5.6 Purchaser shall have delivered the Purchase Price in the applicable Purchase Notice to Company in accordance with Section 1 above.

6. Conditions to Purchaser’s Obligation to Purchase.

The obligation of Purchaser hereunder to purchase the Securities at any Closing is subject to the satisfaction, on or before the applicable Closing Date, of each of the following applicable conditions, provided that these conditions are for Purchaser’s sole benefit and may be waived by Purchaser at any time in its sole discretion:

6.1 the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) when made on the applicable Closing Date, and immediately after giving effect to the purchase and sale of the Note described in the applicable Purchase Notice, of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

6.2 all obligations, covenants and agreements of the Company required to be performed at or prior to the applicable Closing Date shall have been performed;

6.3 Company shall have executed this Agreement delivered the same to Purchaser;

6.4 Company shall have executed and delivered the Note to Purchaser;

6.5 Company shall have delivered to Purchaser fully executed copies of all other Transaction Documents required to be executed by Company herein or therein; and

6.6 Company shall have filed a Prospectus Supplement for $70,000,000 under the Shelf registering Conversion Shares.

7. Termination.

This Agreement may only be terminated (i) upon mutual written consent by the parties hereto, (ii) automatically upon receipt by the Purchaser of the returned Purchase Price, or (iii) by the Company in a written notice to the Purchaser if the Note is cancelled or forfeited. Once terminated, this Agreement shall become null and void and of no further force and effect, except that the provisions of Section 8 shall remain in full force and effect; provided that nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to the termination hereof.

8. Confidentiality.

8.1 Subject to Section 8.2, each party hereto shall and shall cause its Representatives to, unless otherwise required by applicable Law or stock exchange rules, (i) keep confidential and shall not disclose to any Person the existence and substance of any Transaction Document, the negotiations relating to any Transaction Document and any non-public information with respect to the foregoing and the Company (collectively, “Confidential Information”), and (ii) if a party or any of its Representatives is legally compelled to disclose any Confidential Information (other than disclosure made to comply with applicable securities Laws or stock exchange rules), provide the other party with prompt written notice of such requirement so that such other party may seek a protective order or other remedy or waive compliance with this Section 8, and in the event that such protective order or other remedy is not obtained, or such other party waives compliance with this Section 8, furnish only that portion of such Confidential Information which is required by law, the stock exchange or other regulatory body to be provided; provided, however, that the party seeking to disclose shall have provided a draft of the proposed disclosure to the other party reasonably in advance and shall have reasonably considered any comments from the other party to the content of such proposed disclosure; provided, further, that each party and its respective Representatives may disclose such information to their respective Affiliates, permitted assignees, financing sources, partners, shareholders, senior management, employees, professional advisors, agents in each case only where such Persons are bound by appropriate non-disclosure obligations and have agreed to maintain the confidentiality of such information.

8.2 Confidential Information shall not include any information that is (i) previously known on a non-confidential basis by the receiving party or any of its Representatives, (ii) in the public domain through no fault of such receiving party or any of its Representatives, (iii) received from a Person (other than the other party hereto or its Representatives), so long as such Person was not subject to a duty of confidentiality to that other party hereto, or (iv) developed independently by or on behalf of the receiving party or any of its Representatives without reference to Confidential Information of the disclosing party.

9. Miscellaneous.

The provisions set forth in this Section 9 shall apply to this Agreement, as well as all other Transaction Documents as if these terms were fully set forth therein; provided, however, that in the event there is a conflict between any provision set forth in this Section 9 and any provision in any other Transaction Document, the provision in such other Transaction Document shall govern.

9.1 Disputes Resolution. The Company and the Purchaser agree to negotiate in good faith to resolve any dispute, controversy, difference or claim arising out of or relating to or regarding this Agreement including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (each, a “Dispute”). If the negotiations do not resolve the Dispute to the reasonable satisfaction of the Company and the Purchaser within thirty (30) days after either the Company or the Purchaser has raised the Dispute for negotiation, such Dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Arbitration Rules in effect, which rules are deemed to be incorporated by reference into this section. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

9.2 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of New York.

9.3 Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

9.4 Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

9.5 Entire Agreement. This Agreement, together with the other Transaction Documents, contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Company nor Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. For the avoidance of doubt, all prior term sheets or other documents between Company and Purchaser, or any affiliate thereof, related to the transactions contemplated by the Transaction Documents (collectively, “Prior Agreements”), that may have been entered into between Company and Purchaser, or any affiliate thereof, are hereby null and void and deemed to be replaced in their entirety by the Transaction Documents. To the extent there is a conflict between any term set forth in any Prior Agreement and the term(s) of the Transaction Documents, the Transaction Documents shall govern.

9.6 Amendments. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by both parties hereto.

9.7 Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer named below or such officer’s successor, or by facsimile (with successful transmission confirmation which is kept by sending party), (ii) the earlier of the date delivered or the third Trading Day after deposit, postage prepaid, in the United States Postal Service by certified mail, or (iii) the earlier of the date delivered or the third Trading Day after mailing by express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Company:

AF, 16/F, Block B, Jiacheng Plaza,

18 Xiaguangli, Chaoyang District,

Beijing, 100027,

People’s Republic of China

Attn: Jessie Chang

Email: jessie@haisc.com

With a copy (which shall not constitute notice) to:

ArentFox Schiff

1717 K Street NW

Washington, DC 20024

Attn: Ralph DeMartino

Email: Ralph.DeMartino@afslaw.com

If to Purchaser to the address set forth on Purchaser’s signature page to this Agreement.

9.8 Successors and Assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Purchaser hereunder may be assigned by Purchaser to a third party, including its affiliates, in whole or in part, with Company’s prior written consent. Company may not assign its rights or obligations under this Agreement or delegate its duties hereunder without the prior written consent of Purchaser.

9.9 Survival. The representations and warranties of Company and the agreements and covenants set forth in this Agreement shall survive the Closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of Purchaser. Company agrees to indemnify and hold harmless Purchaser and all its officers, directors, employees, attorneys, and agents for loss or damage arising as a result of or related to any breach or alleged breach by Company of any of its representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred.

9.10 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

9.11 Purchaser’s Rights and Remedies Cumulative. All rights, remedies, and powers conferred in this Agreement and the Transaction Documents are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Purchaser may have, whether specifically granted in this Agreement or any other Transaction Document, or existing at law, in equity, or by statute, and any and all such rights and remedies may be exercised from time to time and as often and in such order as Purchaser may deem expedient.

9.12 Waiver. No waiver of any provision of this Agreement shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned Purchaser and Company have caused this Agreement to be duly executed as of the date first above written.

MMTEC, INC.

By:
	Name:	Xiangdong Wen
	Title:	CEO

IN WITNESS WHEREOF, the undersigned Purchaser and Company have caused this Agreement to be duly executed as of the date first above written.

【 】

By:
Name:
Title:

Address for Notice:

Attn:

Email:

Definitions and Interpretations

Part I. Definitions.

As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and specific performance, injunctive relief, other equitable remedies and general equity principles.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or another day on which banks are required or authorized by Law to be closed in New York City.

“Ordinary Share” means the shares, par value US$0.01 per share, in the share capital of the Company.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” has the meaning set forth in Section 8.

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding.

“Control” (including the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, provided that such power shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) of the outstanding voting securities of such Person or the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conversion Shares” means the securities issuable upon the conversion of the Note pursuant to the terms thereof, being ordinary shares.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

Part I - 1

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company in effect from time to time.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Note” means the senior convertible note issued by the Company to the Purchaser at Closing, the form of which is attached hereto as Exhibit A.

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Entity.

“Prospectus” means the final prospectus filed for the Registration Statement.

“Prospectus Supplement” means the supplement to the Prospectus complying with Rule 424(b) of the Securities Act that is filed with the Commission and delivered by the Company to each Purchaser at the initial Closing under this Agreement.

“Purchase Notice” means a written notice issued to the Company by the Purchaser notifying the Company of the Purchaser’s election to purchase from the Company a specified principal amount of Notes pursuant to the terms of this Agreement.

“Purchaser” has the meaning set forth in the Preamble.

“Registration Statement” means the effective registration statement on Form F-3, as amended, with Commission file No. 333-265898 which registers the sale of the Securities to the Purchasers.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means the Note and the Conversion Shares collectively.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any specified Person, any other Person that is Controlled by such specified Person. For the avoidance of doubt, the Subsidiaries of any Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with the accounting standards applicable to such Person.

“Transaction Documents” means this Agreement, the Note, and each of the other agreements and documents entered into or delivered in connection with or therewith.

“U.S.” or “United States” means the United States of America.

Part I - 2

Part II Interpretations

(a) The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(b) In this Agreement, except as otherwise provided:

(c) the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(d) where a reference is made herein to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule of this Agreement;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole;

(f) any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders;

(g) references to a Person are also to its successors and permitted assigns; and

(h) references to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

Part II - 1

EXHIBIT A

Form of Senior Convertible Promissory Note

Senior Convertible Promissory Note

THIS CONVERTIBLE PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS CONVERTIBLE PROMISSORY NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE ACT, UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND ANY APPLICABLE STATE SECURITIES LAWS.

Effective Date: 【  】

FOR VALUE RECEIVED, MMTEC, INC., a British Virgin Islands company (“Borrower”), promises to pay 【          】or its successors or assigns (“Lender”) US$[_____] and any interest, fees, charges, and late fees accrued hereunder. This Convertible Promissory Note (“Note”) is issued and made effective as of the date set forth above (the “Effective Date”) pursuant to that certain Securities Purchase Agreement dated March 30, 2023, as the same may be amended from time to time, by and between Lender and Borrower (the “Securities Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

The Note carries an OID of twenty percent (20%) of the principal amount as set forth in Section 1 of Securities Purchase Agreement aforementioned, and then the purchase price for the Note shall be US$[____] (the “Purchase Price”).

1. Interest Rate. Interest shall accrue at a simple rate of 8% per annum on the Outstanding Balance under this Note for the period commencing on and from the Effective Date until the Outstanding Balance is fully repaid or converted under Section 5 (the “Final Repayment Date”). Interest shall be due and payable on each anniversary of the Effective Date and on the Final Repayment Date, and shall be calculated based on a 365-day year for the actual number of days elapsed.

2. Payments. All payments of each transaction under this Note shall be paid in lawful money of the United States of America or equivalent Renminbi yuan to the Holder, made by wire transfer of immediately available funds to the bank account designated by the Holder in a written notice delivered to the Company.

3. Maturity Date. The Outstanding Balance under this Note shall, subject to the provisions for conversion hereof, as applicable, mature and be due and payable in full on the date that is twenty-four (24) months following the Effective Date of this Note, or such later date as the Lender and the Borrower may mutually in writing agree (the “Maturity Date”). Subject to Section 5(d) and Section 5(e) below, the Principal Amount may not be prepaid, in whole or in part, prior to the Maturity Date without the written consent of the Lender.

4. Ranking. Unless fully converted, this Note constitutes direct, unconditional and unsubordinated obligations of the Borrower. This Note ranks (i) senior in right of payment to any of the Borrower’s future indebtedness that is expressly subordinated in right of payment to this Note, (ii) pari passu with the claims of all of the Borrower’s other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to individuals or companies generally.

5. Conversion.

(a) At the option of the Lender, this Note shall be convertible into Ordinary Shares (“Conversion Shares”) of the Company on the terms and conditions set forth in this Section 5 (the “Right of Conversion”).

(b) Subject to the terms and conditions set forth in this Section 5, at any time between the Effective Date and 11:59 p.m. US time on the Business Day immediately preceding the Maturity Date (or if Section 5(a)(iii) applies, the Final Repayment Date) (the “Conversion Period”), the Lender shall be entitled to convert all or any portion of the then Outstanding Balance into Ordinary Shares of the Company based on the Conversion Price described in Section 6(ii)) below, provided that the Ordinary Shares shall bear a restrictive legend and that the Lender may not transfer such Conversion Shares except pursuant to an effective registration Statement covering the resale of such shares, or pursuant to an exemption from registration requirement under the Securities Act. The Lender may exercise the Right of Conversion once or more during the Conversion Period. Conversion notices shall be in the form attached hereto as Exhibit A (each, a “Conversion Notice”) and may be effectively delivered to Borrower by any method set forth in the “Notices” section of the Securities Purchase Agreement. Borrower shall take necessary actions to enable the share registrar or transfer agent to deliver the Conversion Shares from any Conversion to Lender or its Permitted Designee (as defined below). “Permitted Designee” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity which directly, legally and beneficially owns any issued and outstanding equity securities of Lender.

(c) Notwithstanding sub-clause (b) above, if this Note is not fully repaid in accordance with Sections 1 and 3 or converted on the Maturity Date, the Right of Conversion will revive and will continue to be exercisable up to, and including, the Final Repayment Date.

(d) Notwithstanding the foregoing, so long as Borrower has not received a Conversion Notice from Lender where the applicable Conversion Shares have not yet been delivered and so long as no Event of Default (as defined below) has occurred and is continuing, then Borrower shall have the right, exercisable on not less than ten (10) Trading Days prior written notice to Lender to prepay the Outstanding Balance of this Note (less such portion of the Outstanding Balance for which Borrower has received a Conversion Notice (as defined below) from Lender where the applicable Conversion Shares have not yet been delivered), in part or in full. Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to Lender at its registered address and shall state: (A) that Borrower is exercising its right to prepay this Note, and (B) the date of prepayment, which shall be not less than ten (10) Trading Days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the “Optional Prepayment Date”), Borrower shall make payment of the Optional Prepayment Amount (as defined below) to or upon the order of Lender as may be specified by Lender in writing to Borrower.

(e) If Borrower exercises its right to prepay this Note, Borrower shall make payment to Lender of an amount in cash equal to 115% (the “Prepayment Premium”) multiplied by the then Outstanding Balance of this Note being prepaid (the “Optional Prepayment Amount”). In the event Borrower delivers the Optional Prepayment Amount to Lender prior to the Optional Prepayment Date or without delivering an Optional Prepayment Notice to Lender as set forth herein without Lender’s prior written consent, the Optional Prepayment Amount shall not be deemed to have been paid to Lender until the Optional Prepayment Date. In the event Borrower delivers an Optional Prepayment Notice, Lender shall be entitled to exercise its conversion rights set forth herein during such ten (10) Trading Day period. In the event Borrower delivers the Optional Prepayment Amount without an Optional Prepayment Notice, then the Optional Prepayment Date will be deemed to be the date that is ten (10) Trading Days from the date that the Optional Prepayment Amount was delivered to Lender and Lender shall be entitled to exercise its conversion rights set forth herein during such ten (10) Trading Day period.

(f) Nothing contained in this Note shall be construed as conferring upon the Lender, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Borrower.

6. Lender Optional Conversion.

(a) Conversion Shares. Lender has the right at any time after Effective Date until the Outstanding Balance has been paid in full, at its election, to convert (“Conversion”) all or any portion of the Outstanding Balance into fully paid and non-assessable Ordinary Shares, par value $0.01 (the “Ordinary Shares”), of Borrower (“Conversion Shares”) as per the following conversion formula: the number of Conversion Shares equals the amount being converted (the “Conversion Amount”) divided by the Conversion Price;

(b) Conversion Price. Subject to the approval set forth in this Note, Lender has the right to convert all or any portion of the Outstanding Balance into Ordinary Shares, and the Conversion price should be calculated with a discount of twenty-five percent (25%) of the lowest closing price of the last five (5) trading days immediately prior to the date of the Conversion Notice.

(c) Conversion Floor Price. At any time, both Lender and Borrower hereto each agree and acknowledge that the floor price of the conversion shall not be lower than US $0.30 per share.

(d) Title of Conversion Shares. After conversion, the title of the shares shall be held by the Lender or its designee(s) and/or assign(s).

(e) Method of Conversion Share Delivery. On or before the close of business on the 10th Business Day following the date of delivery of a Conversion Notice, Borrower shall deliver or cause its share registrar or transfer agent to deliver the applicable Conversion Shares and a certificate representing the number of Conversion Shares to which Lender shall be entitled, registered in the name of Lender or its Permitted Designee.

7. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) Borrower fails to deliver any Conversion Shares in accordance with the terms hereof; (c) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (d) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (e) Borrower makes a general assignment for the benefit of creditors; (f) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (g) an involuntary bankruptcy proceeding is commenced or filed against Borrower, which is not cured within sixty (60) calendar days; (h) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (i) the occurrence of a Fundamental Transaction without prior written consent of the holder of 50% or more of the Outstanding Balance, which consent shall not be unreasonably withheld; (j) Borrower effectuates a reverse split of its Ordinary Shares without twenty (20) Trading Days prior written notice to Lender other than a reverse split of its Ordinary Shares to maintain compliance with the minimum bid price requirements of the stock market where its Ordinary Shares are listed or traded; (k) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $1,000,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (l) Borrower fails to maintain the Share Reserve (as defined in the Securities Purchase Agreement); or (m) Borrower, or any affiliate of Borrower breaches any covenant or other term or condition contained in any Other Agreements in any material respect. Notwithstanding the foregoing, the occurrence of any event specified in Sections 7(i) above shall not be considered a Trigger Event if such event is cured within ten (10) Trading Days of the occurrence thereof.

8. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within five (5) Trading Days. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”).

9. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash applying the Default Interest. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses (c), (d), (e), (f) or (g) of Section 7, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of such Trigger Event shall become immediately and automatically due and payable in cash applying the Default Interest, subject to any applicable cure period as set forth under this Section 8, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of twenty-two percent (22%) per annum or the maximum rate permitted under applicable law (“Default Interest”). For the avoidance of doubt, Lender may continue making Conversions at any time following a Trigger Event or an Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately but subject to any applicable cure period as set forth under this Section 8, enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

10. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

11. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

12. Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower shall not effect any conversion of this Note to the extent that after giving effect to such conversion would cause each of Lender or any Permitted Designee to, on an individual basis, beneficially own a number of shares exceeding 4.99% of the number of shares outstanding on such date (including for such purpose the Conversion Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of shares will be determined pursuant to Section 13(d) of the Exchange Act. Borrower and Lender may, by written agreement, increase, decrease or waive the Maximum Percentage as to Lender.

13. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York.

14. Dispute Resolution. Borrower and Lender agree to negotiate in good faith to resolve any dispute, controversy, difference or claim arising out of or relating to or regarding this Agreement including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (each, a “Dispute”). If the negotiations do not resolve the Dispute to the reasonable satisfaction of Borrower and Lender within thirty (30) days after either Borrower or Lender has raised the Dispute for negotiation, such Dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Arbitration Rules in effect, which rules are deemed to be incorporated by reference into this section. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

15. Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

16. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

17. Assignments. Borrower may not assign this Note without the prior written consent of Lender. Any Ordinary Shares issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower, subject to transfer limitations of any applicable laws; provided, however, that, in the event such Ordinary Shares are to be issued in a name other than the name of the Lender, this Note when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Lender, and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. This Note may not be offered, sold, assigned or transferred by Lender without the consent of Borrower, and upon such consent, the Lender shall surrender this Note to the Borrower within three (3) Trading Days of the date on which the Lender delivers an Assignment Form to the Company assigning this Note in full.

18. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Securities Purchase Agreement titled “Notices.”

19. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

MMTEC, INC.

By:
Name:	Xiangdong Wen
Title:	CEO

ATTACHMENT 1

DEFINITIONS and INTERPRETATIONS

For purposes of this Note, the following terms shall have the following meanings:

“Note” shall have the meaning ascribed to it in the Preamble.

“Floor Price” shall have the meaning given to it under Clause 6 (iii) of this Agreement.

“Trigger Event” means any Trigger Event occurring under Section 7.

“Other Agreements” means, collectively, all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand.

“Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus accrued but unpaid interest, collection and enforcements costs (including reasonable attorneys’ fees) incurred by Lender.

“Headings” Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

“Writing” References to “writing” and “written” include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

 “Fundamental Transaction” means that (a) (i) Borrower shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Borrower shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets to any other person or entity, or (iii) Borrower shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Borrower (not including any shares of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of Borrower (not including any shares of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Ordinary Shares, other than an increase in the number of authorized shares of Borrower, or a reverse split of its Ordinary Shares to maintain compliance with the minimum bid price requirements of the stock market where its Ordinary Shares are listed or traded or (b) any “person” or “group” directly or indirectly, acquiring 50% of the aggregate voting power represented by issued and outstanding voting shares of Borrower.

EXHIBIT A

Date:

MMTEC, INC.

Attn:

CONVERSION NOTICE

The above-captioned Lender hereby gives notice to MMTEC, INC., (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender (the “Note”), that Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable Ordinary Shares of Borrower as of the date of conversion specified below. Said conversion shall be based on the Conversion Price set forth below. In the event of a conflict between this Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.	Date of Conversion: ____________

B.	Conversion #: ____________

C.	Conversion Amount: __________

D.	Conversion Price: _______________

E.	Conversion Shares: _______________ (C divided by D)

F.	Remaining Outstanding Balance of Note: ____________*

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

To the extent the Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Conversion Notice (by facsimile transmission or otherwise) to:

ASSIGNMENT FORM

(To assign the foregoing Note, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Note and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Lender’s Signature:

Lender’s Address:

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